Filed Pursuant to Rule 433
Registration Statement No. 333-227001

Capital Markets

April 30, 2021

RBC Global Tactical Equity Total Return Index

Performance Factsheet

Index Objectives:

The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk-adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad-based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash.

Index Ticker Symbols:

Bloomberg: RBCEGTUT Index
Thomson Reuters: .RBCEGTUT

Index Launch Date:

February 18, 2019

Index Base Date:

December 19, 2007

Asset Class:

Equity
Fixed Income (Cash)

Target Allocations:

Large Cap US (50%)
International Developed (25%)
Emerging Market (15%)
Small Cap US (10%)
Rebalanced annually

Last Rebalancing Date:

December 16, 2020

Benchmark:

MSCI ACWI Net Total Return USD Index
Bloomberg: M1WD Index
Thomson Reuters: .MIWD00000NUS

Liquidity:

The Index tracks equity futures and cash. Each tracked futures contract averages significantly in excess of $1bn in daily trading volume.

Availability:

Investors cannot invest directly in the Index.
The Index can be used as an underlying for various investment vehicles to provide exposure to investors.

Index Description

The Index is comprised of four Sub-Indices, each of which provides exposure to a different equity market, weighted as follows: 50% Large-Cap U.S. stocks, 10% Small-Cap U.S. stocks, 25% International Developed Market stocks, and 15% Emerging Market stocks. In order to obtain exposure to these markets, the Index is allocated on a fixed-weight basis, rebalancing once a year, to the four Sub-Indices. Each Sub-Index obtains exposure to one of the relevant markets by tracking the performance of the relevant futures contract.

On the specified monthly determination date, the allocation of each Sub-index is determined based on the observation of a pre-defined Tactical Trigger: the relevant daily moving average (DMA). If a specific ETF that tracks the relevant market (indicated on page 3) is at or above its relevant DMA (a bullish trend), the Sub-Index will allocate to equity via the relevant futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant DMA (a bearish trend).

Performance[1, 2] – Total Return (USD)



300
260
220
180
140
100
60
20
Dec 07
Jun 09
Dec 10
May 12
Nov 13
May 15
Nov 16
Apr 18
Oct 19
Apr 21
Index
Benchmark

Index (USD)	Return (%)[2] 1M	3M	YTD	Return p.a. (%) 1Y	3Y	5Y	Base	YoY Return (%) '16	'17	'18	'19	'20
Index (I)	3.7	9.5	9.7	35.7	2.8	7.2	6.9	8.5	22.5	3.9	9.0	-12.5
Benchmark (B)	4.4	9.6	9.1	45.7	13.3	13.9	6.6	7.9	24.0	-9.4	26.6	16.3
Variation (I) - (B)	-0.7	-0.1	0.6	-10.1	-10.5	-6.6	0.3	0.6	-1.4	13.3	-17.6	-28.8

Index (USD)	Volatility p.a. (%)[3] 1Y	5Y	Base	Sharpe Ratio[4] 1Y	5Y	Base	12 Month Return Best	Worst	Worst Drawdown (%)	DUW[5]	Beta 1Y	5Y
Index (I)	14.4	15.0	12.9	2.55	0.47	0.55	43.2	-27.5	-32.8	15	0.77	0.77
Benchmark (B)	14.6	15.5	17.7	3.14	0.89	0.43	77.9	-51.0	-56.2	62	1.00	1.00
Variation (I) - (B)	-0.2	-0.5	-4.8	-0.59	-0.42	0.12	-34.7	23.5	23.4	-48	-	-

[1] Daily data from December 19, 2007 to April 30, 2021. Index re-based to 100 on December 19, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document
[2] Source: Solactive AG, Bloomberg, RBC Capital Markets
[3] Based on daily returns, annualized with a 252-day factor
[4] Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor
[5] Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline

Page 1 of 4

Capital Markets

April 30, 2021

Allocation History[1] (over last 12 months)

Allocation Date	Large Cap US	International Developed	Emerging Market	Small Cap US	Cash	Benchmark Performance *
April 14, 2021	50%	25%	15%	10%	0%	TBD**
March 17, 2021	50%	25%	15%	10%	0%	2.8%
February 17, 2021	50%	25%	15%	10%	0%	-0.5%
January 13, 2021	50%	25%	15%	10%	0%	3.3%
December 16, 2020	50%	25%	15%	10%	0%	3.9%
November 18, 2020	50%	25%	15%	10%	0%	4.5%
October 14, 2020	50%	25%	15%	10%	0%	4.1%
September 16, 2020	50%	25%	15%	10%	0%	2.2%
August 19, 2020	50%	25%	15%	10%	0%	0.6%
July 15, 2020	50%	25%	15%	10%	0%	4.2%
June 17, 2020	50%	25%	15%	10%	0%	4.3%
May 13, 2020	0%	0%	0%	0%	100%	11.0%

[1] Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary

* Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (May 19, 2021)

Current Allocation (as of April 30, 2021)


Emerging Market
14.4%
International Developed
24.2%
Large Cap US
51.0%
Small Cap US
10.4%
Equity Exposure
Fed Funds Exposure

Characteristics Snapshot

As of Last Determination Date (April 12, 2021)

Sub-Index (Indicator)	Closing Level	Tactical Trigger
Large Cap US (SPY)	411.64	15.1% ABOVE 200 DMA
Int'l Developed (EFA)	77.56	4.4% ABOVE 100 DMA
Emerging Market (EEM)	53.23	0.0% ABOVE 100 DMA
Small Cap US (IWM)	221.72	6.0% ABOVE 100 DMA

As of Month End (April 30, 2021)

Sub-Index (Indicator)	Closing Level	Distance from DMA
Large Cap US (SPY)	417.30	14.4%
Int'l Developed (EFA)	78.11	3.6%
Emerging Market (EEM)	53.98	0.2%
Small Cap US (IWM)	224.89	4.5%

Date	Last	Next
Determination	April 12, 2021	May 17, 2021
Allocation	April 14, 2021	May 19, 2021
Rebalancing	December 16, 2020	December 15, 2021

Monthly Returns (%, as of April 30, 2021)

Index	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2021	0.2%	2.8%	2.8%	3.7%									9.7%
2020	-2.0%	-7.6%	-21.9%	0.0%	0.0%	-0.5%	4.9%	5.9%	-3.0%	-1.9%	12.0%	5.0%	-12.5%
2019	0.2%	0.5%	0.5%	3.5%	-6.2%	5.4%	0.3%	-3.8%	0.4%	2.5%	2.4%	3.4%	9.0%
2018	5.6%	-4.2%	-1.9%	0.6%	1.3%	0.0%	2.4%	2.1%	0.1%	-2.3%	0.2%	0.2%	3.9%
2017	2.1%	2.7%	1.3%	1.3%	2.1%	0.8%	2.7%	0.1%	2.1%	2.2%	1.9%	1.4%	22.5%
2016	0.0%	0.0%	1.4%	0.3%	1.0%	-0.4%	3.4%	0.1%	0.9%	-1.9%	2.0%	1.4%	8.5%
2015	-1.7%	3.7%	-1.2%	0.9%	0.4%	-2.1%	1.5%	-3.5%	0.7%	0.0%	0.0%	0.0%	-1.2%

Benchmark	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2021	-0.5%	2.3%	2.7%	4.4%									9.1%
2020	-1.1%	-8.1%	-13.5%	10.7%	4.3%	3.2%	5.3%	6.1%	-3.2%	-2.4%	12.3%	4.6%	16.3%
2019	7.9%	2.7%	1.3%	3.4%	-5.9%	6.5%	0.3%	-2.4%	2.1%	2.7%	2.4%	3.5%	26.6%
2018	5.6%	-4.2%	-2.2%	1.0%	0.1%	-0.5%	3.0%	0.8%	0.4%	-7.5%	1.5%	-7.0%	-9.4%
2017	2.7%	2.8%	1.2%	1.6%	2.2%	0.5%	2.8%	0.4%	1.9%	2.1%	1.9%	1.6%	24.0%
2016	-6.0%	-0.7%	7.4%	1.5%	0.1%	-0.6%	4.3%	0.3%	0.6%	-1.7%	0.8%	2.2%	7.9%
2015	-1.6%	5.6%	-1.6%	2.9%	-0.1%	-2.4%	0.9%	-6.9%	-3.6%	7.9%	-0.8%	-1.8%	-2.4%

Page 2 of 4

RBC Capital Markets

April 30, 2021

Summary of Index Methodology:



RBC Global Tactical Equity Total Return Index
60% Domestic Allocation
40% International Allocation
50%
Rebalanced Annually
10%
Rebalanced Annually
25%
Rebalanced Annually
15%
Rebalanced Annually
RBC Large Cap US Tactical Equity Total Return Index
RBC Small Cap US Tactical Equity Total Return Index
RBC International Developed Tactical Equity Total Return Index
RBC Emerging Market Tactical Equity Total Return Index
Tactical Trigger – Determined 2 Trading Days Before Allocation
200-day Moving Average SPDR S&P 500 ETF Trust (SPY)
100-day Moving Average iShares Russell 2000 ETF (IWM)
100-day Moving Average iShares MSCI EAFE ETF (EFA)
100-day Moving Average iShares MSCI EM ETF (EEM)
Monthly Allocation – Is Tactical Trigger Bullish or Bearish?
Bullish Tactical Trigger
SPDR S&P 500 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares Russell 2000 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EAFE ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EM ETF Spot above the Tactical Trigger
E-mini S&P 500 Future + Fed Funds
E-mini Russell 2000 Future + Fed Funds
MSCI EAFE Future + Fed Funds
MSCI EM Future + Fed Funds
OR
OR
OR
OR
Fed Funds
Fed Funds
Fed Funds
Fed Funds
Bearish Tactical Trigger
SPDR S&P 500 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares Russell 2000 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EAFE ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EM ETF Spot below the Tactical Trigger

Page 3 of 4

This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department.This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity.All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss.This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters.Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll- free at 1-877-688-2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com  April 30, 2021  4